Exhibit 10.16 (a)

May 1, 2014
Nutritional High Inc.
77 King Street West, Suite 2905
Toronto ON M5K 1H1

Attention:	David Posner
Chief Executive Officer

                                             Re: Consulting Agreement
Dear Sir:
We understand that Nutritional High Inc. ("NHI" or the "Company") wishes to retain Foundation Opportunities Inc. ("FOI") as its consultant on an exclusive basis, in connection with evaluating a broad range of strategic opportunities for the Company and to maximize shareholder value.

The following sets forth the terms and conditions upon which FOI has been retained by the Company in connection with the foregoing matters:
Services:
•	Documenting and developing the corporate finance and going public "roll-out" strategy, as well as managing the going public process and financing

•	Work with management to gather all relevant documents for the Going Public process and create due diligence data room

•	Assessing the work plans for the Company's properties with a view to suggest strategic approaches

•	Assist in identifying strategic acquisitions and potential strategic investors

•	Work with management to develop capital structure and debt conversion proposals

•	Assist management in further developing, defining its strategic plan and messaging it to the market

•	Work with management to develop an Investor Relations strategy and assist in managing that strategy (including working with the Company's investor relations firm)

•	Introduce brokerage firms and institutional investors to management for Investor Relations and pre-financing information meetings

•	Provide any needed support for management in its effort to negotiate with the debt holders and assist with conversion to equity process

•	Coordinate with management, lawyers and auditors to prepare and submit a filing statement

•	Work with management to develop a financing strategy in order to allow the Company to implement its strategic plan

•	Assist with creating and maintaining a corporate presentation, website and other marketing materials

•	Introduce potential directors, management candidates, and service providers as needed

•	Work with management to assist with business development and provide advisory relating to the Company's strategy

1.	In consideration for the services to be provided by FOI to the Company pursuant to this agreement (the "Agreement"), the Company agrees to Foundation, an initial Advisory fee of $35,000 plus applicable taxes thereon (HST 13%) for service provided prior to execution of this agreement, and a monthly fee commencing the date hereof in the amount of (CAD) $8,000; plus applicable taxes thereon (HST 13%) in cash per month (the "Consulting Fee") for the duration of the Engagement Term (as defined hereinafter).
2.	This engagement of FOI will commence on execution of this Agreement ("Engagement Term") and may be terminated by FOI or the Company by giving sixty (60) day written notice in writing to the other party at any time, provided that the obligations under Sections 1, 4, 5, 10, 11 and 12 of this Agreement shall survive such termination.
3.	If, at anytime during the Engagement Term, the Company requires financing assistance or M&A advisory services, including structuring, assessing, valuing and negotiating a Transaction (as defined in section 3 below) from FOI, such services will be subject to a separate agreement with FOI or Foundation Markets Inc. ("FMI"), the sister company to FOI, on terms mutually acceptable to the Company, FOI or FMI.
4.	Unless FOI or FMI is otherwise engaged by the Company pursuant to Section 2 herein, FOI will receive M&A advisory fees equal to 2% (plus applicable taxes thereon - HST 13%), if any, payable in cash or shares of the Company as FOI requires) of the value of any acquisition, divestiture, spin off, sale or merger (altogether, an "Alternative Transaction") undertaken by the Company during the Engagement Term, or if such transaction occurred with a party introduced or identified by FOI within 12 months of the termination of this Agreement, FOI will be paid as if this Agreement was still in force.

5.	FOI shall be reimbursed by the Company for out of pocket expenses associated with the services to be provided to the Company during the Engagement Term. Such expenses shall include travel, accommodations and entertainment if required. The Company will not reimburse out of pocket expenses in excess of $3,000, unless prior approval of the Company has been obtained.
6.	During the Engagement Term, the Company shall provide FOI with copies of or access to all data and information relating to the Company. To the extent the Company is provided with any information regarding strategic partners that is subject to any confidentiality agreement with the strategic partners, FOI agrees that the provision of such information shall be subject to the terms of such agreement. In addition, the Company will make available to FOI during the Engagement Term representatives of the auditors of the Company and such members of management of the Company as FOI may deem necessary so that FOI can perform its services hereunder.
7.	FOI shall be entitled to rely upon and shall not be under any obligation to verify independently the accuracy of any information concerning the Company, or any of its affiliates, or any of its representations (oral or written), data or information furnished or given by the Company or by any of its respective directors, officers, employees, agents or consultants, or by the auditors of the Company to FOI hereunder, but FOI will bring to the attention of the Company any errors, omissions or inaccuracies FOI does discover in its review and use of such information. Unless requested to do so by the Company, FOI shall be under no obligation to investigate any changes which may occur in the facts set out or referred to in any such information, representations, data or information subsequent to the date thereof or subsequent to the date of any advice which FOI provides hereunder.
8.	The Company agrees to advise FOI promptly of any material event or material change in the business, affairs, condition (financial or otherwise) or prospects of the Company that occurs during the term of FOI's engagement hereunder.
9.	No oral or written advice which is provided to the Company or its affiliates by FOI hereunder shall, in whole or in part, be quoted, excerpted, referred to or attributed to FOI in any document or in any communication with any person except with the prior express permission in writing of FOI. FOI will not have any responsibility or liability for any loss occasioned to the Company, its affiliates, their respective boards of directors, employees, creditors or shareholders or to any other person as a result of the publication, reproduction or use of any such advice contrary to the provisions of this paragraph.
10.	The Company shall indemnify and hold harmless FOI from all expenses, losses, claims, actions, damages or liabilities incurred in connection with any claim made against the Company or FOI, as the case may be, arising out of a material misrepresentation or material omission by the Company in the Company's performance of its obligations in paragraphs 5, 6, 7 or 8 of this Agreement.
11.	FOI shall indemnify and hold harmless the Company from all expenses, losses, claims, actions, damages or liabilities incurred in connection with any claim made against the Company or FOI, as the case may be, arising out of the gross negligence or willful misconduct of FOI in connection with FOI's performance of its obligations pursuant to this Agreement.

12.	FOI shall keep all non-public information, data and documents relating to the Company, provided to it by or on behalf of the Company in connection herewith (the "Company's Information") confidential and shall not disclose any of the same which has not then been previously publicly disclosed except (a) to those officers, employees, agents and advisors of FOI who require access thereto for any purpose in connection with this agreement, (b) as otherwise required to permit FOI to perform its services hereunder or (c) as may be required by law, or in connection with any legal or regulatory proceedings, provided that in the event that FOI becomes legally compelled to disclose any of the Company's Information, FOI will provide the Company with prompt notice before the Company's Information is disclosed so that the Company may seek an appropriate remedy or waive compliance with the provisions of this agreement. In the event that such remedy is not obtained, or that the Company waives compliance with the provisions of this Agreement, FOI will furnish only that portion of the Company's Information which it is advised by written opinion of counsel is legally required and will exercise its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the Company's Information.
13.	The Company acknowledges that FOI and its affiliates may act as principal and agent in the financial, banking and investment industries in major financial markets throughout the world and, in such capacity, may hold positions in the securities of the Company or its affiliates and, from time to time, may have entered into and in the future may enter into transactions on behalf of the Company, or other clients from which it realizes compensation.
14.	Except as otherwise provided in this Agreement, neither this Agreement nor any rights or obligations hereunder shall be assigned by either party, in whole or in part, except with the prior written consent of the other party. This Agreement is solely for the benefit of the Company and FOI and shall be binding upon and ensure to the benefit of the respective heirs, executors, administrators, legal personal representatives, successors and permitted assigns of such persons.
15.	Governing Law and Jurisdiction – This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the parties hereby irrevocably attorn to the jurisdiction of the courts of the Province of Ontario.
16.	Independent Legal Advice – The Company has been advised to seek independent legal counsel in respect of this Agreement and the matters contemplated herein and to the extent that the Company fails to seek independent legal counsel, it waives the right, should a dispute later develop, to rely on its lack of independent legal counsel to avoid its obligations, to seek indulgences from FOI or to otherwise attack the integrity of the Agreement and the provisions thereof, in whole or in part.
Adam Szweras ("Szweras") is a director and Chairman of FOI and has an indirect economic interest in FOI.  Szweras is also a partner with the law firm of Fogler, Rubinoff LLP ("Foglers").  The Company further represents and warrants that neither Foglers nor Szweras has provided any legal advice or representation to or on behalf of the Company with regard to this Agreement.
17.	No Waiver – No waiver, amendment or other modification of this Agreement shall be effective unless in writing and signed by each party to be bound thereby.

18.	Currency – All references to currency shall relate to lawful currency of Canada.
19.	Counterparts – This Agreement may be executed in one or more counterparts by original or facsimile signature, all of which shall be treated as original documents and shall be equally valid and binding on the parties.
If you are in agreement with the foregoing, please so indicate by signing and returning to us the enclosed copy of this letter by no later than 5:00 PM EST on May 10, 2014.

FOUNDATION OPPORTUNITIES INC.

Per:                          /"Signed"/ Jeremy Goldman
Name: Jeremy Goldman
Position: President

I have authority to bind the Corporation

The foregoing accurately reflects the terms of the transaction that we hereby agree to enter into and the undersigned agrees to be legally bound hereby.
Accepted this ___ day of May, 2014.
NUTRITIONAL HIGH INC

Per:                      /"Signed"/ David Posner
Name: David Posner
Position: Chief Executive Officer

I have authority to bind the Corporation